News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202
FOR IMMEDIATE RELEASE P&G REPORTS STRONG SALES AND EARNINGS GROWTH, INCREASES FISCAL YEAR OUTLOOK First Quarter Organic Sales at Top End of Long Term Target Range, EPS at $0.79

CINCINNATI, Oct. 31, 2006 - The Procter & Gamble Company (NYSE:PG) announced net sales growth of 27 percent to $18.79 billion behind strong results on the base business and on Gillette. Organic sales increased six percent, at the top end of the company’s long-term target range. Blades and Razors sales increased 12 percent versus the pre-acquisition base period behind strong global consumption and pipeline shipments of Fusion in Western Europe and Japan. Earnings per share increased three percent to $0.79 per share, including the impact of Gillette dilution. Excluding the impact of Gillette dilution, earnings per share increased 9% - 10%.

“The company delivered broad-based growth behind strong innovation on both the base business and Gillette. We are delivering our growth commitments and continue to make good progress with the Gillette integration,” said Chairman of the Board, President and Chief Executive A.G. Lafley. “Looking forward, we expect earnings per share growth to accelerate driven by strong base business results, the ramp-up of Gillette synergies and an improving cost environment.”

Executive Summary

•	Net sales increased 27 percent to $18.79 billion behind strong results on the base P&G business and the addition of the Gillette business. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, grew six percent with each reportable segment delivering mid-single digit or higher increases.

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Net earnings increased 33 percent during the quarter to $2.70 billion behind strong sales growth, including the addition of Gillette, and continued margin improvement. Profit margin expanded during the quarter as sales growth, cost savings projects and the benefit of adding the higher margin Gillette business more than offset acquisition-related expenses and higher commodity costs.

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Diluted net earnings per share increased three percent during the quarter to $0.79, including an estimated $0.05 - $0.06 per share of Gillette dilution. Excluding Gillette dilution, earnings per share increased 9% - 10%.

Key Financial Highlights

Net sales for the quarter increased 27 percent to $18.79 billion. Net sales were up behind the addition of Gillette and strong organic sales growth. Blades and Razors sales increased 12 percent versus the pre-acquisition base period primarily behind the launch of Fusion in Western Europe and Japan. Price increases taken across several segments added one percent to sales growth. The impact of strong results on premium product initiatives and the addition of the Gillette business drove a positive two percent mix impact. Foreign currency had a favorable one percent impact on sales growth. Organic sales increased six percent, at the top end of the company’s long-term organic sales target range of four to six percent.

Volume increased 23 percent globally during the quarter behind strong base business growth and the addition of Gillette. Each reportable segment delivered year-on-year growth led by successful product initiatives including Gillette Fusion, Olay Definity, Crest Pro Health, Tide Simple Pleasures, Febreze Noticeables, Pantene Color Expressions, Head & Shoulders and Herbal Essences restages, and Folgers Gourmet Selections and Simply Smooth.

Net earnings during the quarter increased 33 percent to $2.70 billion. Net earnings were up behind organic sales growth, the addition of Gillette and significant profit margin improvements. Operating margin improved 90-basis points during the quarter as gross margin improvements more than offset the impact of Gillette-related acquisition expenses. Non-operating income increased as expected due to higher interest income and gains on the sale of Pert and Sure, but was more than offset by higher interest expenses during the quarter. Diluted net earnings per share increased three percent to $0.79, including an estimated $0.05 - $0.06 dilution impact from Gillette.

Gross margin improved by 120-basis points to 52.8% of net sales during the quarter. Commodity costs had a negative impact on gross margin of about 100-basis points. Scale leverage from volume growth, coupled with pricing and cost savings projects offset commodity cost increases, while the mix benefit from adding the Gillette businesses drove margin expansion.

Selling, general and administrative expenses (SG&A) were 31.2% of net sales, 30-basis points higher than the prior year period due to higher Gillette acquisition-related expenses.

Operating cash flow was $2.95 billion during the quarter, an increase of 36 percent versus the base period. Operating cash improved behind the addition of Gillette and earnings growth on the base business. Working capital impact on cash flow was in-line with the base period as higher inventory and accounts receivable levels, primarily to support business growth, were offset by higher accounts payable. Free cash flow, defined as operating cash flow less capital expenditures, was $2.38 billion. Free cash flow productivity was 88%, slightly ahead of the base year period. Capital expenditures were 3.0% of net sales during the quarter.

Business Segment Discussion

The following provides perspective on the company’s July - September quarter results by business segment.

Beauty and Health Care

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Beauty net sales increased 11 percent during the quarter to $5.60 billion. Unit volume was up eight percent behind strong results across categories and on key brands as well as the addition of Gillette personal care. Organic volume increased five percent behind double-digit growth on Pantene, Head & Shoulders and Olay and high-single digit growth on Always. Skin Care volume was up double-digits behind product initiatives on the Olay brand including the launch of Olay Definity and the continued success of Olay Regenerist. Feminine Care volume increased high-single digits due to market share growth on Always and Tampax behind the Always Clean and Fresh initiatives and continued successful product upgrades on Tampax Pearl. Retail Hair Care organic volume increased high-single digits behind product initiatives across the globe on Pantene, Head & Shoulders and Herbal Essences. Cosmetics volume was in-line with the base year period as more focused distribution on Max Factor in North America was offset by solid growth in the remaining regions. Professional Hair Care volume declined as growth in North America and Latin America was more than offset by softness in Europe. Price increases, primarily in North America Feminine Care added one percent to sales growth while favorable foreign exchange had a two percent impact. Net earnings grew 11 percent to $872 million. Profit margin was roughly in-line with the base year period as the scale benefits of sales growth were offset by the impact of the voluntary temporary suspension of sales of SK-II in China.

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Health Care net sales increased 32 percent to $2.23 billion, including the addition of Gillette Oral Care. Organic sales increased four percent during the quarter behind strong growth in Oral Care and Vicks. Oral Care organic sales grew double-digits behind the launch of Crest Pro Health. Pharmaceuticals and Personal Health organic sales were up slightly due to a strong base period trade inventory build on Prilosec OTC and Actonel. Health Care volume was up 28 percent during the quarter. Pricing contributed two percent to sales growth while favorable product mix and foreign exchange each added one percent. Net earnings grew 23 percent to $385 million behind organic sales growth and the addition of Gillette. Profit margin increased on the base P&G business, but was down overall due to the mix impact of adding Gillette Oral Care.

Household Care
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Fabric Care and Home Care net sales increased nine percent during the quarter to $4.75 billion behind eight percent volume growth. Volume growth was broad-based across regions with mid-single digit increases in developed regions and double-digit growth across each developing region. Both Fabric Care and Home Care grew volume high-single digits behind product initiatives such as Tide Simple Pleasures, Gain Joyful Expressions, Febreze Noticeables, upgrades on Swiffer and the launch of Fairy auto-dishwashing in the U.K. and Italy. The impact of previously executed price increases, primarily in Latin America Fabric Care and in North America Dish Care, added one percent to sales. Mix had a negative one point impact as strong results on premium-priced initiatives were more than offset by disproportionately higher growth in developing regions. Favorable foreign exchange added one percent to sales growth. Net earnings increased 14 percent to $754 million behind strong sales growth and a 65-basis point improvement in profit margin. Profit margin improved as the scale benefits of volume growth and cost savings programs were partially offset by commodity cost increases and higher marketing investments to support initiative activity.

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Baby Care and Family Care net sales increased five percent to $3.10 billion behind unit volume growth of four percent during the quarter. Baby care volume was up mid-single digits with developing regions up double-digits behind strong market share growth in Greater China and in Central and Eastern Europe. In developed regions, continued success on Pampers Baby Stages of Development was offset by softness on Luvs. Family care volume increased low-single digits behind product upgrade initiatives on Puffs and Charmin and continued growth on Bounty and Charmin Basics. Pricing in North America Family Care added one point to sales growth while disproportionate growth in developing regions led to a negative one percent mix impact. Favorable foreign exchange added an additional one percent to sales growth. Net earnings in Baby Care and Family Care increased 20 percent during the quarter to $383 million. Earnings increased behind sales growth and a 150-basis point improvement in profit margin as volume growth, pricing and cost savings projects more than offset increased commodity costs.

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Pet Health, Snacks and Coffee net sales increased 10 percent during the quarter to $1.06 billion. Volume grew five percent relative to a base period that included a reduction in the Coffee business from Hurricane Katrina. Coffee volume increased more than 50% during the quarter as a result of the base period impact of Katrina as well as strong results behind the recent launches of Folgers Simply Smooth and Gourmet Selections. Volume growth on Coffee was partially offset by a volume decline in Snacks due to customer inventory adjustments in Western Europe following the World Cup soccer promotion and strong competitive activity in the U.K. and North America. Pet Health delivered low-single digit volume growth behind the Iams brand. Disproportionate Coffee growth drove a positive five point mix impact on sales while favorable foreign exchange added one percent to sales. These were partially offset by a negative one percent pricing impact on Coffee. Net earnings increased 14 percent to $87 million during the quarter. Earnings increased year-on-year primarily due to sales growth and the base period impacts related to Hurricane Katrina.

Gillette GBU (Comparisons are versus pro forma results presented in the company’s Form 8-K released on November 22, 2005)
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Net sales in Blades and Razors increased 12 percent to $1.30 billion behind strong results on Fusion across the globe. Global consumption for Gillette Blades and Razors was up five percent during the quarter. Net sales also benefited from pipeline customer inventory builds to support the Fusion launch in the U.K., Germany and Japan. Overall, volume/mix increased ten percent during the quarter, including pipeline shipments. Promotion activity to support the Fusion launch led to a negative one point impact on net sales growth. Favorable foreign exchange added three percent to sales growth. Earnings before income taxes increased 18 percent to $450 million, including increased amortization and depreciation charges from purchase accounting adjustments which negatively impacted earnings before income taxes by 23 percent. Net earnings were $337 million for the quarter.

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Net sales in Duracell and Braun increased seven percent to $976 million. In Duracell, sales increased mid-single digits globally. Strong sales growth in Latin America resulting from successful expansion into new customer channels more than offset a slight decline in Western Europe due to strong competitive activity from both private label and branded competitors. In Braun, sales increased double-digits behind successful new product launches in key markets across the globe. The launch of 360 Complete and Contour razors in North America and of Pulsonic razors in Germany more than offset softness in Western European household appliances. Overall, volume/mix in the Duracell and Braun segment increased five percent. Favorable foreign exchange added two percent to sales growth. Earnings before income taxes were down one percent to $151 million due to increased amortization and depreciation charges from purchase accounting adjustments which negatively impacted earnings before income taxes by five percent. The positive earnings impact from strong sales growth was largely offset by the negative impact of higher commodity and energy costs. Net earnings were $95 million for the quarter.

Fiscal Year and October - December Quarter Guidance

For the 2007 fiscal year, the company expects organic sales to grow by four to six percent, in line with its long term target range. The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth. Foreign exchange is expected to have a positive impact of about one percent. Acquisitions and divestitures are expected to add about four percent to sales growth. Total sales are expected to increase 9 to 11 percent.

The company raised its earnings per share outlook for the fiscal year due to a better commodity and energy cost forecast. The company now expects earnings per share to be in the range of $2.97 to $3.02, up 13 to 14 percent versus prior year. This includes Gillette dilution, which is expected to be in the range of $0.12 to $0.18 per share. Operating margins are expected to improve by over 100-basis points driven primarily by gross margin improvement. The tax rate for fiscal year 2007 is expected to be at or slightly below 30%, in line with previous guidance. One-time items associated with the Gillette acquisition are expected to be $0.06 to $0.08 per share.

For the October - December quarter, organic sales are expected to grow by four to seven percent. The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth. Foreign exchange is expected to have a positive impact of about one percent. Total sales are expected to increase five to eight percent. The company expects earnings per share to be in the range of $0.81 to $0.83. Operating margins are expected to be up 50 to 100 basis points driven by both gross margin improvement and SG&A efficiencies.

Forward Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company’s merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble

Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®.  The P&G community consists of over 135,000 employees working in over 80 countries worldwide.  Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the July - September 2006 quarter:

	Total P&G	Health Care
Total Sales Growth	27%	32%
Less: Foreign Exchange Impact	-1%	-1%
Less: Acquisition/Divestiture Impact	-20%	-27%
Organic Sales Growth	6%	4%

The reconciliation of reported sales growth expected during the October - December 2006 quarter and the 2007 fiscal year:

	Oct-Dec 2006	Fiscal Year 2007
Total Sales Growth	5-8%	9-11%
Less: Foreign Exchange Impact	-1%	-1%
Less: Acquisition/Divestiture Impact	0%	-4%
Organic Sales Growth	4-7%	4-6%

EPS Growth Excluding Gillette Dilution Impact. EPS growth excluding Gillette dilution is defined as diluted earnings per share growth on the company’s business excluding the impact of Gillette dilution. Management views this as a more comparable measure of year-on-year earnings per share growth since the effects of Gillette only impact the current year period.

The following provides a reconciliation of Base Business EPS and Base Business EPS growth in the July - September quarter versus the comparable prior year period:

Diluted EPS per Share (July-Sept 2006)	$0.79
Gillette Dilution Impact (July-Sept 2006)	$0.05 - $0.06
Base Business EPS (July-Sept 2006)	$0.84 - $0.85

Diluted EPS (July-Sept 2005)	$0.77
Base Business EPS Growth(July-Sept 2006)	9% - 10%

Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management. The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Jul - Sept ’06	$2,953	$(570)	$2,383	$2,698	88%
Jul - Sept ’05	$2,171	$(401)	$1,770	$2,029	87%